Exhibit (p)(24)
Code of Ethics

Code of Ethics

Revision Date	This version of the Code of Ethics is effective as of January 1, 2008

Entities	The following Entities have adopted this Code of Ethics (“Code”):
Adopting the
Code of Ethics	Principal Investors Fund (“PIF”)
Principal Variable Contracts Fund, Inc. (“PVC”)
Principal Management Corporation (“PMC”)
Principal Financial Advisors, Inc. (“PFA”)
Princor Financial Services Corporation (“PFSC”)
Principal Funds Distributor (“PFD”)

The entities are collectively known as the “Fund Entities.”

Purpose of the Code	The Code is designed to ensure that Access Persons conduct their personal trading activities in a manner that does not take advantage of their access to non-public securities holdings information and trade activities of the Principal Funds.

Financial Tracking System	The Code is administered by PMC’s Compliance Staff through a web-based, on-line system called Financial Tracking (“FT”). The FT system includes a database of all identified Access Persons and their financial accounts. It is used by Access Persons to obtain pre-clearance of trades, report the execution of trades and to report their holdings. The FT system may be accessed on line.

Access Persons Subject to the Code of Ethics

Who is Subject to the Code?	The following individuals are subject to the Code as “Access Persons”:

1) Officers and Directors of PMC, PFA and the Funds[1];

2)   Officers and Directors of PFSC, PFD[2] and any company controlling PMC, who obtain information regarding the purchases and sales of fund securities in their regular functions or duties or whose functions relate to the recommendations of such purchases and sales;

3) Employees, temporary employees and contract employees of PMC and the Funds who:

a) Have access to non-public information regarding the Funds’ purchases and sales of securities or portfolio holdings, or

b) Who are involved in making, or have access to, recommendations made to a Fund.

4) Employees, temporary employees and contract employees of PFA who:

a) Have access to non-public information regarding a customer’s purchase or sale activity, or

b) Are involved in making, or have access to, recommendations made to a customer.

[1]	Under 17j-1, an Access Person who is an Independent Director and who would be required to make a report solely by reason of being a Fund director, need not make an initial holdings or an annual holdings report. In addition, an Independent Director need not provide a quarterly transaction report unless the Independent Director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15-day period immediately before or after the Independent Director’s transaction in a Security, the Fund purchased or sold the Security, or the Fund’s Manager considered purchasing or selling the Security.

[2]	No officers or directors of PFSC or PFD meet the 17j-1 definition of Access Person solely because of their positions as officer or director of PFSC or PFD.

Certificate of Compliance

Viewing the Code of Ethics on Financial Tracking	The Code of Ethics may be viewed on-line on the FT system.

Certificate of Compliance	At least annually (following the fourth quarter) and more often as amendments may be made, you are required to complete a Certificate of Compliance, certifying that you have read and understand the Code of Ethics, and agree to comply with its requirements.

Disclosing Accounts

Types of Financial Accounts	Financial accounts which must be disclosed include those held at broker-dealers, transfer agencies, investment advisory firms and other types of financial services firm.

Accounts in which APs have Beneficial Ownership	Financial accounts which must be disclosed include those in which you have beneficial ownership, which are those in which you have any direct or indirect financial interest, including:

• Accounts held individually in your own name or jointly with others;

• Accounts held by members of your family sharing the same household;

• Your proportionate interest in portfolio securities held in partnership (e.g., an investment club);

• Accounts holding derivative securities that can be converted through exercise or conversion (e.g., options and warrants);

• Situations where securities are held in certificate form (e.g., stock certificates and coupon bonds held in files, safes and safe deposit boxes); and

• Accounts held at Investment Advisory firms, even such accounts for which the adviser has complete discretion.

Exempted Accounts	Exemptions to the account reporting requirement include:

• Accounts that hold ONLY exempt securities (described later) AND that CANNOT be used to trade non-exempt securities;

• Principal employee 401(k) plan accounts and Excess Plan accounts;

• Principal employee ESPP accounts; and

• Principal stock option accounts.
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Disclosing Accounts, Continued

Disclosing Accounts	Within 10 days after you first become an Access Person, you are required to complete an Initial Holdings Report (IHR).

You need the following information to disclose accounts:

• Broker name

• Type of account (e.g., cash, margin, discretionary, Principal fund, certificates, VA/VL contracts, retirement, trust, etc.)

• Name on account

• Account number

Duplicate Confirmation and Statements	Following disclosure and approval of all accounts, you are responsible for notifying the company where the account is held to send duplicate confirmation statements and quarterly statements to the following address:

Principal Mutual Funds Principal Management Corporation Attn: Compliance Department 711 High Street Des Moines, IA 50392-0090

If duplicate confirms or statements cannot be provided, you should contact the Designated Compliance Officer to make other arrangements.

Disclosing Initial Security Holdings

Disclosable Securities	When used in our Code, “Security” has the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act of 1940 which states:

“...any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

Securities that are included in the definition for purposes of the Code include Principal mutual funds, Principal Life variable annuity and variable life contracts. It also includes mutual funds managed by affiliated companies and variable annuity and variable life insurance contracts that invest in any of those funds. A list of these funds follows on the next page.
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Disclosing Initial Security Holdings, Continued

Mutual Funds Managed by Affiliates	The following funds are managed by an affiliate of the Principal Financial Group and are subject to the conditions of the Code:

• American Beacon Funds High Yield Bond Fund

• AXA Premier VIP High Yield Bond Portfolio

• Diversified Investment Advisors — Diversified Investors — Mid Cap Growth Fund

• Diversified Investment Advisors — Diversified Institutional Mid-Cap Growth Fund

• Russell Investment Company — Equity I Fund

• Russell Investment Company — Diversified Equity Fund

• Old Mutual Advisor Funds II — Old Mutual Columbus Circle Technology & Communications Portfolio

• Old Mutual Insurance Series Fund — Old Mutual Columbus Circle Technology & Communications Portfolio

• Saratoga Technology & Communications Fund

• Thrivent Partner International Stock Fund

• Riversource International Aggressive Growth Fund

• Wilmington Multi-Manager International Fund

• Balentine International Equity Fund Select, L.P.

• Global Managers Investment Asia Ex Japan Equity Manager of Managers Fund

• Christian Brothers Investment Services CUIT International Equity Fund

• Nationwide Enhanced Income Fund

• NVIT Enhanced Income Fund

• Nationwide Short Duration Bond Fund

• Nuveen Quality Preferred Income Fund

• Nuveen Quality Preferred Income Fund 2

• Nuveen Quality Preferred Income Fund 3

• Nuveen Multi-Strategy Income Growth Fund

• Nuveen Multi-Strategy Income Growth Fund 2

• Nuveen Tax-Advantaged Floating Rate Fund

• CQDI (Citigroup Alternative Investments Short-Term Fund)
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Disclosing Initial Security Holdings, Continued

Exempt Securities	The Code exempts direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements and shares of any money market mutual funds from the definition of security.

It also exempts any of the following that are NOT managed by PMC or an affiliate: shares of open-end investment companies (i.e., mutual funds), open-end exchange traded funds (ETFs), funds used in 529 plans, and shares issued by unit investment trusts (e.g., variable annuity and variable life contracts) that are invested exclusively in one or more open-end mutual funds that are not managed by PMC or an affiliate. Finally, the Code also exempts Principal Financial Group stock.

Initial Holdings Report (IHR)	Upon being identified as an Access Person, you are required to complete an Initial Holdings Report (IHR). The IHR is first used to disclose accounts and then to add holdings within the accounts.

The IHR must be submitted within 10 business days of the date you are identified as an Access Person. The information in the IHR you provide must be current within 45 days prior to becoming an Access Person.

Copies of supporting documentation must be forwarded to the designated compliance officer following submission of the IHR.

Pre-Clearing Transactions

Pre-Clearance Requirements	Before trading any security, as defined in the “Disclosing Securities” section, you must make a Trade Request unless the transaction is exempt from pre-clearance, as discussed below.

Pre-Clearance Exemptions	Not all securities transactions need to be pre-cleared, even if they meet the definition of security as defined in the “Disclosing Securities Holdings” section. The following types of transactions do not need to be pre-cleared:

• Sales made pursuant to a general public tender offer;

• The acceptance of stock dividends distributed from securities already owned;

• The reinvestment of cash dividends distributed from securities already owned under a Dividend Reinvestment Program (DRP);

• Securities purchased pursuant to an Automatic Investment Plan;

• Securities sold pursuant to an Automatic Redemption Plan;

•     Purchases effected upon the exercise of rights issued by a security’s issuer pro rata to all holders of a class of securities, to the extent that such rights are acquired directly from the issuer, and sales of such rights;

• Purchases or sales of securities in response to the exercise of an option that you have written;

• Exercising rights to exchange or convert securities, but only when those rights have been acquired in accordance with the Code;

• Purchases or sales effected in any account over which you have no direct or indirect influence or control;

• Purchases or sales which are non-volitional on your part, such as stock splits, margin calls, gifts received or close-out sales;

• Gifts of securities given;

• Transactions in fixed-income securities and securities issued by mutual funds, variable annuity and variable life contracts or transactions in PFG stock.

Restricted and Prohibited Trades	A transaction request will be approved unless the request relates to a transaction in a security that is:

• An Initial Public Offering (IPO);

• A Limited Offering (LO); or

• On the Restricted List

Each of these is discussed below.
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Pre-Clearing Transactions, Continued

Initial Public Offerings (IPO) and Limited Offerings (LO)	An Initial Public Offering (IPO) is the first sale of stock by a company to the public. A Limited Offering (LO) is an offering that is exempt from registration. You are not permitted to trade in either type of security as the Funds get priority, maximum access to such securities.

Written requests for approval to engage in an IPO or LO transaction may be provided to the President of Principal Management Corporation for consideration. Requests must clearly describe any special circumstances that might permit such approval. Under no circumstances will approval be granted for an IPO to any Access Person who is also a Registered Representative of PFSC and/or PFD.

Restricted List	Securities held on the restricted list include all securities held by the Funds as well as those securities pending settlement.

Securities are removed from the restricted list when their positions are entirely liquidated from the funds.

Securities held in or pending settlement in an Index Fund will not be placed on the restricted list unless the same security is held in or waiting settlement in one or more of the other Funds.

Limited Pre-Clearance for Securities on Restricted List	The Code allows a limited pre-clearance for trades in securities held on the Restricted List. To obtain approval under the Limited Pre-Clearance rule, the trade must involve no more than the greater of 500 shares or 1% of the average daily trading volume for the security during the 90 days preceding the date of the pre-clearance request.

Limited Pre-Clearance Exemptions on Sales	Requests to sell more shares than the limited pre-clearance amount may be granted at the discretion of the Designated Compliance Officer, the Funds’ Chief Compliance Officer or Principal Management Chief Compliance Officer. Requests should be made in writing with an explanation of why the sale is necessary and appropriate.
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Pre-Clearing Transactions, Continued

Trade Requests	To request pre-clearance on a trade, you must file a Trade Request.

To submit the request, you will need the following information:

• Security name and type;

• Ticker symbol or CUSIP number

• Number of shares or principal amount of the trade;

• Expected total transaction amount;

• Whether it is a buy or sell transaction;

• Whether it is a market or limit order.

The FT system will promptly notify you if the request is denied or approved. If denied, you may not complete the trade. If approved, you can proceed with the trade.

Pre-clearance approvals are valid for five business days and you should keep copies of the approvals you receive. If the approval is for a Stop-Loss Order, it is valid for 60 calendar days. After these periods have elapsed, you must re-apply for pre-clearance if you still wish to complete the trade.

Execution	After the trade is completed, you should return to FT and record its execution unless your broker has an electronic feed to FT, in which case the feed will record the execution for you.

Inside Information	Under no circumstances may you use material, non-public information in connection with a securities transaction. Such purchases are considered a violation of the Code, even if pre-clearance is requested and received.

The entities to which this Code applies have adopted an Insider Trading Policy which is included herein by reference. The Policy may be found at
http://inside.principal.com/gfr/brc/busprac/insidertradi ngstatement.shtm.

Quarterly Transaction Reporting

The Quarterly Transaction Report (QTR)	Following the end of each calendar quarter, you will be notified by email to review and submit your Quarterly Transaction Report (QTR) on the FT system.

The QTR report is due within 30 calendar days of the end of the quarter.

Information on the QTR	The QTR must include all personal securities transactions (including gifts of securities given and received) occurring during the previous quarter in any security (as defined in the “Disclosing Accounts” section) unless specifically exempted. The QTR will be pre-populated with any transactions that you pre-cleared and subsequently executed on FT during the quarter. It will also include any other transactions you may have entered on FT during the quarter.

The pre-populated QTR will not include those transactions that were not reported on FT during the quarter. These unreported transactions include transactions that were not pre-cleared (in violation of the Code) as well as those exempt from pre-clearance. You must add all previously unreported transactions to the QTR, unless they are exempt from the QTR reporting requirement, as described below.

Transactions Exempt from Quarterly Reporting	The following transactions do not need to be reported on the QTR:

• Transactions completed under an Automatic Investment Plan;

• Transaction completed under an Automatic Redemption Plan;

• Transactions in securities issued by PFG or an affiliate (e.g., PFG stock);

• Non-volitional transactions (e.g., stock splits and dividend reinvestments).

Annual Holdings Report

Annual Holdings Report (AHR)	At the end of each calendar year, you must provide an Annual Holdings Report (IHR) that includes all non-exempt securities that you currently own (directly or beneficially) within 45 days of reporting date. You will be notified by email to submit the AHR on the FT System. The AHR report is due within 30 calendar days of the end of the year.

Information on the AHR	The AHR should list of all non-exempt securities holdings in which you have beneficial ownership within 45 days of reporting.

The report must ultimately show all current non-exempt securities holdings. You will need ticker or cusip and number of shares or bonds.

Disclosable Securities	All securities, as set forth in Section 2(a)(36) of the Investment Company Act of 1940 are disclosable unless specifically exempted below. For clarification, please note that disclosable securities include Principal Mutual Funds, including those held in variable annuity and variable life products issued by Principal Life Insurance Company and other insurers. It also includes mutual funds managed by affiliated companies, including those held as investment options within variable annuity and variable life products issued by Principal or other insurers. For more detail, please see the section on Disclosable Securities in the Initial Security Holdings section of this Code.

Holdings Exempt from Reporting	The Code exempts direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements and shares of any money market mutual funds from the definition of security.

It also exempts any of the following that are NOT managed by PMC or an affiliate: shares of open-end investment companies (i.e., mutual funds), open-end exchange traded funds (ETFs), funds used in 529 plans, and shares issued by unit investment trusts (e.g., variable annuity and variable life contracts) that are invested exclusively in one or more open-end mutual funds that are not managed by PMC or an affiliate. Finally, the Code also exempts Principal Financial Group stock.

Gift Reporting

Gift Reporting Requirements	You are prohibited from receiving any gift or other thing having a value of more than $100 in the aggregate in any calendar year from any person or entity that does business with or on behalf of any entity to which the Code applies. Gifts do not include occasional dinners, sporting event tickets or other entertainment that you attend with your host.

All gifts valued at $50 or more must be reported. You will need the following information to report gifts:

• Description of gift

• Type of gift (gift, entertainment, business meal, other)

• The name and relationship of the gift donor

• Date the gift was received

• Value of the gift received

• Reason the gift was given

It is your responsibility to assure all of the information is accurate and that the Gift Reporting is completed in a timely fashion. Failure to do so is a violation of this Code of Ethics.

Note that other limits and reporting may also be required by Corporate and entities you may be affiliated with such as Princor, Principal Fund Distributors, Principal Global Investors, Post, Spectrum, Edge, CCI, Morley, etc.
Access Person Outside Business Activity

Outside Business Activity	The Code does not prohibit you from participating in outside business activities provided those activities do not conflict with the business of any entity to which this Code applies. Generally, you are prohibited from serving on the board of directors of any publicly traded company. However, you may request prior authorization from the Designated Compliance Officer to serve in such capacity. Requests should be made in writing and state why the position is necessary and how it is not in conflict with the interests of any entity to which this Code applies (and the Funds’ shareholders, where applicable).

Code Administration, Violation Reporting and Sanctions

Responsibilities for the Administration of the Code	The CCOs of the Principal Fund Entities are responsible for overseeing the implementation of the Code on a day-to-day basis and may appoint one or more Designated Compliance Officers for this purpose. All reported transactions and reports are reviewed either electronically by the FT system or manually by a member of the compliance staff as a part of a normal routine and/or during audits of the system and processes.

Responsibility for this Code is vested in the Presidents of the Principal Fund Entities that have adopted the Code. However, if you have questions regarding the interpretation of this Code, or have identified any potential issues or breaches of the Code, you should contact one of the personnel listed below. The identity of the person currently serving in such role may be obtained from the Administrative Assistant to the President of PMC. The contact list, in order of escalation, is:

• Designated Compliance Officer

• PMC CCO (or PFA CCO if you are an AP of PFA)

• Counsel for the Funds

• Principal Funds CCO

Sanctions	If a potential violation of the Code is identified, you will be contacted to discuss the issue. If you violate a provision of the Code, sanctions may be imposed as necessary, based on a variety of factors including the seriousness of the infraction, your history of violations and the dollar amount involved.

Sanctions for violations of the Code’s provisions may include:

• Oral warning;

• Letter of censure;

• Suspension of personal securities trading privileges;

• Disgorgement of profits to a charitable organizations determined by PMC or PFA;

• Suspension of employment; or

• Termination of employment.
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Code Administration, Violation Reporting and Sanctions, Continued

Violation Reporting Requirements	All Access Persons and employees of Principal Management Corporation are required to promptly report known or suspected violations of the Code of Ethics to any one of the individuals named above.

You may also report violations through the corporate “Whistle Blower” process. You may find information about this process at http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm and make reporting through the website. You may also call 1-866-858-4433, which is staffed 24/7. Information passed through the Whistle Blower process will remain confidential.

All Code violations that are discovered by electronic monitoring, manual review or audit or reported by other individuals will be reported to the appropriate Chief Compliance Officers of the Funds, PMC, PFSC, PFA and/or PFD. Any of these CCOs may recommend to the President of the appropriate Fund Entity, the imposition of such sanctions as s/he deems appropriate.

Annually, the Compliance Department will provide a written report to the Boards of Directors of the Funds that, at a minimum, will include:

1. A certification the Funds, PMC, Princor and PFD have each adopted procedures reasonably necessary to prevent its Access Persons from violating the Code; and

2.   A description of issues that arose during the previous year under the Code since the last report to the board, including information about material violations and sanctions imposed in response to those violations.

Glossary

Bolded Terms	The bolded terms found throughout this code are included below with their definitions.

Glossary	Access Person - Access Persons are those individuals identified as officers and directors of the Funds, PMC, PFA, PFSC and PFD and/or employees with access to certain non-public information concerning the Funds or other customers of an investment adviser.

Annual Holdings Report - A yearly report showing all current reportable securities holdings for a particular Access Person. Due in January of each year.

Automatic Investment Plan - An investment program in which regular periodic purchases are made automatically in investment accounts in accordance with a predetermined schedule (e.g., monthly or quarterly) and allocation.

Automatic Redemption Plan - An investment program in which regular periodic redemptions or sales are made automatically from investment accounts in accordance with a predetermined schedule (e.g., monthly or quarterly) and allocation.

Beneficial Ownership - Financial accounts and/or security holdings in which an Access Person has any direct or indirect financial interest.

Certificate of Compliance - A certification whereby you certify that you have read and understand the Code of Ethics and agree to abide by its terms.

Dividend Reinvestment Program - An Automatic Investment Plan whereby the account owner instructs the transfer agent to automatically invest any dividends earned back into the account by using the proceeds to buy more securities.

Initial Holdings Report - A report showing all reportable securities holdings for a particular Access Person current within 45 days before the date the Access Person is identified by Compliance.

Initial Public Offering - A first-time sale of stock by a private company to the public.
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Glossary, Continued

Glossary (continued)	Limited Offering - a stock offering that is exempt from the registration requirements of the SEC.

Outside Business Activity - Business related activities that an Access Person may participate in that may present, in fact or appearance, a conflict of interest to our fund shareholders or other customers of one of our investment advisers.

Quarterly Transaction Report - A report that shows all the reportable security transactions for the quarter. The report is due by the end of the month following each calendar quarter.

Restricted List - A list of all securities currently held in the Principal Funds.

Security - The definition used in this Code is the same as that found in Section 2(a)(36) of the Investment Company Act of 1940. See the section on Reportable Securities for more information.

Whistle Blower Policy - The Whistle Blower Policy at the Principal Financial Group allows for any employee to report suspected fraudulent, unethical and/or non-compliant behaviors of others at The Principal with anonymity.